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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) February 9, 1999




                                 SpinCycle, Inc.
             (Exact name of registrant as specified in its charter)


    Delaware                         333-57989                    41-1821793
(State of or other                  (Commission                   (IRS Employer
jurisdiction of                     File Number)                  Identification
incorporation)                                                    Number)



       15990 North Greenway/Hayden Loop, Scottsdale, Arizona          85260
            (Address of principal executive offices)                (Zip Code)



Registrant's telephone number, including area code        (602) 707-9999




                                 Not Applicable
          (Former name or former address, if changed since last report)
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         ITEM 5.  OTHER EVENTS.

         On February 9, 1999, SpinCycle, Inc. ("SpinCycle") entered into a second amendment of its credit agreement with Heller, Inc., as agent and lender, and FINOVA Capital Corporation, as lender. The parties originally entered into the $40 million credit facility (the "Heller Facility") concurrently with the closing of SpinCycle's sale of high yield notes and warrants on April 29, 1998. This amendment is effective as of December 27, 1998, the end of SpinCycle's 1998 fiscal year.

         The Heller Facility is a revolving credit facility which entitles SpinCycle to draw on it for working capital, capital expenditures and general corporate purposes, subject to availability. Availability under the facility is determined pursuant to a borrowing base formula based upon income from SpinCycle's store operations and net book value of SpinCycle's laundry equipment and is subject to certain other conditions. The terms of the loan imposed several limits on SpinCycle's ability to borrow under the facility which were eliminated by the amendment effective December 27, 1998. The amendment eliminated SpinCycle's obligations to meet a fixed charge coverage ratio, a minimum mature store EBITDA (earnings before income taxes, depreciation and amortization) covenant and a mature store ratio provision within the minimum unused availability covenant. The fixed charge coverage covenant would have been effective if SpinCycle had borrowings under the facility and a total of unused availability of less than $15 million. The minimum mature store EBITDA covenant required specified average store performance in order to borrow under the facility. The mature store ratio provision within the minimum unused availability covenant required SpinCycle to maintain minimum unused availability of $7.5 million until the later of March 22, 1999 or until 55% of SpinCycle's stores were mature, that is, had been operating as laundromats for at least one year.

         The amendment simplified the formula for calculating borrowing availability under the facility. In lieu of the provisions described above, the minimum unused availability covenant now requires SpinCycle to maintain unused availability of $10 million. SpinCycle's borrowing capacity under the facility is therefore calculated simply as borrowing base less $10 million. At February 14, 1999, SpinCycle had a borrowing base of approximately $19.3 million. SpinCycle therefore had approximately $9.3 million available for borrowing compared to the $4.3 million which would have been available if the fixed charge coverage ratio had been in effect.

         At December 27, 1998 SpinCycle had no outstanding borrowings under the Heller Facility. At February 14, 1999, SpinCycle had borrowed approximately $3.7 million.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c) Exhibit 10.1 Amendment No. 2 to Loan and Security Agreement by and among SpinCycle, Inc. Heller Financial, Inc. and FINOVA Capital Corporation dated February 9, 1999.



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                                    SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                        SPINCYCLE, INC.
                                        (Registrant)


                                        By: /s/ James R. Puckett
                                           Chief Financial Officer

DATED: February 24, 1999
221457
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                                 Exhibit Index

Exhibit

 10.1 Amendment No.2 to Load & Security Agreement by and among SpinCycle, Inc. Heller Financial, Inc. and FINOVA Capital Corporation dated February 9, 1999.